Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2013 (except for Note 5, as to which the date is July 22, 2013), with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in this Current Report on Form 8-K of Federal-Mogul Corporation. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Federal-Mogul Corporation on Form S-8 (File No. 333- 168508) and Form S-3 (File No. 333-187424).

/s/ GRANT THORNTON LLP

Southfield, Michigan
July 22, 2013